AGREEMENT
This Agreement (this “Agreement”) is effective as of December 30, 2025 (the “Effective Date”) by and between ALT5 Sigma Corporation, with offices located at 8548 Rozita Lee Avenue, Suite 305, Las Vegas, Nevada 89113 (the “Company”), and A.G.P./Alliance Global Partners (“AGP”), with offices located at 590 Madison Avenue, 28th Floor, New York, New York 10022.
WHEREAS, the Company wishes to extend the term of the right of first refusal (the “ROFR”) and the fee tail (the “Fee Tail”) granted to AGP pursuant to the terms of that certain engagement letter dated July 26, 2025 (the “Engagement Letter”), that certain placement agency agreement dated August 11, 2025 relating to a private placement offering (the “PIPE PAA”), and that certain placement agency agreement dated August 11, 2025 relating to a registered direct offering, each as executed by and between the Company and AGP (the “RD PAA” and together with the Engagement Letter and the PIPE PAA, the “Prior Agreements”); and
WHEREAS, in connection with the extension of the ROFR and Fee Tail as set forth herein, as well as the other covenants and agreements contained in this Agreement, AGP has agreed to pay the Company the sum of one million dollars ($1,000,000) (the “Payment”);
NOW THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Extension of ROFR Period. The Company hereby grants AGP an irrevocable right of first refusal to act as sole investment banker, sole book-runner, sole sales agent and/or sole placement agent, at AGP’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, until December 31, 2026 (the “ROFR Period”) for the Company, or any successor to or any subsidiary of the Company, on terms customary to AGP; provided, however, that such right shall not extend to (1) a registration statement in respect of the proposed transaction regarding the Company’s healthcare assets, as noted in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2025; (2) any stock or equity or options in respect of the same of the Company issued or granted to its officers, directors, employees or consultants, provided such issuances or grants are not transactions in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and/or (3) any transactions between the Company and World Liberty Financial, Inc. (“WLFI”), WLFI’s subsidiaries, and/or WLFI’s affiliates. AGP shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The rights, privileges, and obligations of the parties hereto set forth in this Section 1 as they relate solely to AGP’s right of first refusal are not intended to be duplicative of the rights, privileges, and obligations of the parties hereto set forth in Section 3(c) of the PIPE PAA, Section 3(c) of the RD PAA, and any equivalent section of the Engagement Letter, and are intended to supersede and replace them in their entirety.
2.Extension of Fee Tail. AGP shall be entitled to compensation with respect to any public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”), to the extent such financing is both (i) provided to the Company by investors contacted by AGP or that contacted AGP during the term of the Prior Agreements and (ii) such Tail Financing is consummated at any time until December 31, 2026. Notwithstanding anything to the contrary herein, the compensation due hereunder shall expressly not include (1) any stock or equity or options in respect of the same of the Company issued or granted to its officers, directors, employees or consultants, provided such issuances or grants are not transactions in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and/or (2) any transactions between the Company and WLFI, WLFI’s subsidiaries, and/or WLFI’s affiliates. The rights, privileges, and obligations of the parties hereto set forth in this Section 2 as they relate solely to the fee tail are not intended to be duplicative of the rights, privileges, and obligations of the parties hereto set forth in Section 3(c) of the PIPE PAA, Section 3(c) of the RD PAA, and any equivalent section of the Engagement Letter, and are intended to supersede and replace them in their entirety.

3.Limitation on ROFR and Fee Tail. Notwithstanding anything contained herein to the contrary, AGP shall act as the Company’s sole and exclusive financial advisor, placement agent or underwriter in any public or private offering, at its sole discretion, until at least one million dollars ($1,000,000) (the “AGP Fee”) in fees have been paid by the Company to AGP with respect to any financing consummated during the ROFR Period pursuant to Section 1 hereof, and thereafter any payments made with respect to a Tail Financing pursuant to Section 2 hereof, the Company shall be permitted to allocate thirty-five percent (35%) of the economics of the fees associated with any financing transaction during the ROFR Period to another bank and/or broker-dealer or, if no other bank or broker- dealer is so entitled, then AGP shall reduce the customary and reasonable fees associated with any financing transaction during the ROFR Period by thirty-five percent (35%). For the avoidance of doubt, the payment of the AGP Fee shall not have any effect on AGP’s rights with respect to the ROFR Period and the Tail Financing in Sections 1 and 2, respectively.
4.Payment. AGP shall make the Payment within one (1) business day from the Effective Date, in United States dollars and in immediately available funds.
5.Release. For and in consideration of the terms and conditions set forth herein, the Company, on behalf of itself and any and all of its respective parents, subsidiaries, members, affiliates, past and current officers, directors, shareholders, employees, agents, attorneys, successors, predecessors, and assigns, hereby releases, remises and forever discharges AGP, and any and all of its respective parents, subsidiaries, members, affiliates, past and current officers, directors, shareholders, employees, agents, attorneys, successors, predecessors, and assigns, of and from any and all claims, potential claims, demands, causes of action, judgments, liabilities or other obligations of any kind or nature, whether known or unknown, accrued or unaccrued, existing, contingent, or otherwise, suspected or unsuspected, asserted or unasserted, from the beginning of time through the date of this Agreement including but not limited to those arising out of or relating to the transactions contemplated by the Prior Agreements; provided, however, that nothing set forth herein shall be deemed to constitute a release, remise or discharge of any and/or all obligations or provisions under this Agreement.
6.Indemnification.
a.To the extent permitted by law, with respect to the matters contemplated pursuant to this Agreement and the transactions contemplated by the Prior Agreements, the Company will indemnify AGP and their affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from AGP’s willful misconduct or gross negligence in performing the services described herein.
b.Promptly after receipt by AGP of notice of any claim or the commencement of any action or proceeding with respect to which AGP is entitled to indemnity hereunder, AGP will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by AGP, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to AGP and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, AGP will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for AGP reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and AGP. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of AGP, which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

c.The Company agrees to notify AGP promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.
d.If for any reason the foregoing indemnity is unavailable to AGP or insufficient to hold AGP harmless, then the Company shall contribute to the amount paid or payable by AGP as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and AGP on the other, but also the relative fault of the Company on the one hand and AGP on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding any provision hereof, AGP’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by AGP under this Agreement (excluding any amounts received as reimbursement of expenses incurred by AGP).
e.These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.
7.Full Force and Effect. Except as expressly modified by this Agreement, the terms of the Prior Agreements shall remain in full force and effect.
8.Further Assurances. Each of the Company and AGP, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party hereto in order to carry out the provisions and purposes of this Agreement.
9.Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
10.Headings. The headings of the Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
11.Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.
12.Severability. The invalidity or unenforceability of any provisions of this Agreement pursuant to any applicable law shall not affect the validity of the remaining provisions hereof, but this Agreement shall be construed as if not containing the provision held invalid or unenforceable in the jurisdiction in which so held, and the remaining provisions of this Agreement shall remain in full force and effect. If the Agreement may not be effectively construed as if not containing the provision held invalid or unenforceable, then the provision contained herein that is held invalid or unenforceable shall be reformed so that it meets such requirements as to make it valid or enforceable.
13.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. 1f either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
A.G.P./ALLIANCE GLOBAL PARTNERS
By: /s/ Tomas J. Higgins
Name: Tom Higgins
Title: Managing Director
Address for notice:
590 Madison Avenue 28th Floor
New York, New York 10022
Attn: Thomas Higgins
Email: thiggins@allianceeg.com
ALT5 SIGMA CORPORATION
By: /s/ Tony Isaac
Name: Tony Isaac
Title: Acting Chief Executive Officer
Address for notice:
ALT5 Sigma Corporation
8348 Rozita Lee Avenue, Suite 305
Las Vegas, Nevada 89113
Attn: Tony Isaac
Email: t.issac@isaac.com
[Signature Page to Agreement.]
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